Exhibit 10.16

AMENDMENT ONE

SALISBURY BANCORP, INC.

2017 LONG TERM INCENTIVE PLAN

This Amendment One (the “Amendment”) to the Salisbury Bancorp, Inc. 2017 Long Term Incentive Plan (the “Plan”) is hereby adopted, effective as of March 9, 2020, the date of adoption (the “Amendment Effective Date”). Terms capitalized herein that are not defined herein shall have the same meaning as set forth in the Plan.

WHEREAS, Salisbury Bancorp, Inc. (the “Company”) adopted the Plan, which was approved by the Company’s stockholders at its 2017 Annual Meeting; and

WHEREAS, Sections 12.6(a) and 12.8 prohibit the grant or acceleration of Awards (as defined in the Plan) that will or may vest in less than one year from the date of grant, other than due to death, Disability or involuntary termination in connection with or following a Change in Control; and

WHEREAS, the Company believes that these requirements unduly limit the Company from taking into consideration appropriate circumstances under which the Company may find it necessary or desirable to grant Awards that would vest or accelerate the vesting of Awards granted so that such Awards vest within the one-year period immediately following the Grant Date.

NOW, THEREFORE, the Plan is hereby amended as follows, as of the Amendment Effective Date:

1. The Plan is hereby amended by revising Section 12.6(a) to read as follows:

“12.6(a) Vesting Generally. Except as otherwise provided in this Plan or as provided in the Award Certificate, Awards shall vest under this Plan in accordance with the vesting schedule established by the Committee (or Board, to the extent applicable) at the time of grant, except to the extent such vesting schedule may be modified under Section 12.8 hereof. If the Committee fails to specify the vesting schedule at the time of grant, an Award granted hereunder shall vest entirely at the third-year anniversary of the Grant Date.

2. The Plan is hereby amended by revising Section 12.8 to read as follows:

12.8 ACCELERATION FOR OTHER REASONS. In addition to acceleration upon the events specified in Section 12.6 or 12.7(a) above, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant or the occurrence of a Change in Control, all or a portion of such Participant’s Options and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based vesting restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 12.8. Notwithstanding anything in this Plan to the contrary, including this Section 12.8, the Committee may not accelerate the payment of any Award if such acceleration would violate Section 409A(a)(3) of the Code.

In all other respects, the Plan, as previously adopted, shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors has adopted this Amendment One as of the date first written above.

SALISBURY BANCORP, INC.

By:________________________________

Print Name: Richard J. Cantele, Jr.

Title: President and Chief Executive Officer